As filed with the Securities and Exchange Commission on ________________
                                                   SEC Registration No._________
================================================================================
                       SECURITIES AND EXCHANGE COMMISSION
                              Washington, DC 20549

                        ---------------------------------

                                    FORM S-3
                             Registration Statement
                        Under the Securities Act of 1933

                        ---------------------------------
                           NEOMEDIA TECHNOLOGIES, INC.
                       (Name of Registrant in its charter)

           DELAWARE                                         36-3680347
   (State or jurisdiction of                            (I.R.S. Employer
 incorporation or organization)                         Identification No.)

                          2201 SECOND STREET, SUITE 600
                            FORT MYERS, FLORIDA 33901
                                  941-337-3434
    (Address, including zip code, and telephone number, including area code, of Registrant's principal executive offices)

                                CHARLES W. FRITZ
                          2201 SECOND STREET, SUITE 600
                         FORT MYERS, FLORIDA 33901-3083
                                  941-337-3434
                               941-337-3668 - FAX

            (Name, address, including zip code, and telephone number,
                   including area code, of agent for service)

                                 WITH COPIES TO:

     JOHN M. KLIMEK, ESQ.                           MARIANNE LEPERA, ESQ.
     MERRICK & KLIMEK, P.C.                         NEOMEDIA TECHNOLOGIES, INC.
     401 SOUTH LASALLE, SUITE 1302                  2201 SECOND STREET
     CHICAGO, ILLINOIS  60605                       SUITE 600
     (312) 294-6044                                 FORT MYERS, FLORIDA  33901
     (312) 294-6045 FAX                             941-337-3434
                                                    941-337-3668 FAX



APPROXIMATE DATE OF PROPOSED SALE TO PUBLIC: From time to time following the effective date of this Registration Statement
================================================================================
     If the only securities being registered on this form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. [ ]

     If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. [X]

     If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering: [ ]

     If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering: If delivery of the prospectus is expected to be made pursuant to Rule 434, check the following box: [ ]

                             (FACE SHEET CONTTINUED)

                         CALCULATION OF REGISTRATION FEE

----------------------------------------------------------------------------------------------------------------
      TITLE OF SHARES       AMOUNT TO  BE       PROPOSED MAXIMUM      PROPOSED MAXIMUM             AMOUNT OF
     TO BE REGISTERED       REGISTERED          OFFERING PRICE      AGGREGATE OFFERING PRICE    REGISTRATION FEE
                                                PER UNIT(2)(3)
-----------------------------------------------------------------------------------------------------------------
Common Stock                2,836,063(1)           $4.71875              $13,382,672               $3,720.38
----------------------------------------------------------------------------------------------------------------

(1) Represents shares of common stock previously issued by the Company in non-public transactions, shares of common stock issuable upon exercise of warrants issued in non-public transactions, and shares of common stock issuable upon call of a pledge of common stock securing a promissory note issued by the Company in a non-public transaction. Shares of common stock are being registered for resale by the holders hereof.

(2) Estimated solely for purposes of computing the registration fee pursuant to Rule 457.

(3) In accordance with Rule 457(c), the price represents the average of the high and low prices of the Registrant's common stock on April 27, 1999.

      The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

                           [FRONT COVER OF PROSPECTUS]

                           NEOMEDIA TECHNOLOGIES, INC.

         The stockholders of NeoMedia Technologies, Inc. identified on page 9 may offer and sell the shares covered by this Prospectus from time to time. The shares covered by this Prospectus include shares to be received by the stockholders upon the exercise of warrants-rights to purchase common stock. The selling stockholders will receive all of the proceeds from the sales of the shares and will pay all commissions and selling expenses, if any, on the sale of the shares. We will pay the expense of registration of the sale of the shares. We will receive the proceeds from the exercise of the warrants if and when such warrants are exercised. The holders of the warrants are under no obligation to exercise the warrants and the selling stockholders are under no obligation to sell their shares.

         Our common stock trades on the Nasdaq SmallCap Market under the symbol "NEOM". On April 27, 1999, the last reported sale price of our common stock on the Nasdaq SmallCap Market was $4.750 per share.

         BEGINNING ON PAGE ONE, WE HAVE LISTED SEVERAL "RISK FACTORS" WHICH YOU SHOULD CONSIDER. YOU SHOULD READ THE ENTIRE PROSPECTUS CAREFULLY BEFORE YOU MAKE YOUR INVESTMENT DECISION.

         The Securities and Exchange Commission and state regulatory authorities have not approved or disapproved these securities, or determined if this Prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

                The Date of this Prospectus is ___________, 1999

                                TABLE OF CONTENTS

                                                                                Page No.

ABOUT THIS PROSPECTUS...........................................................   3
RISK FACTORS....................................................................   3
   Risk Factors Relating to the Company
      We Have Sustained Losses in the Past and We Expect to Sustain Losses
        in the Future...........................................................   3
      We may not be Able to Obtain Additional Financing that We will need
        in the Next Twelve Months...............................................   3
      We are Uncertain of the Success of Our Intellegent Documents
        Solutions Products......................................................   4
      Our Quarterly Results may Fluctuate Due to Certain Marketing and
        Competitive Factors Over which we have Little or No Control.............   4
      We Depend on the Resale of Software and Equipment Resales
        for Revenue.............................................................   4
      We Depend on Sales to One Major Customer..................................   5
      We may not be Able to Retain Our Key Executives, Sales Personnel
        and Research and Development Personnel..................................   5
      Some of Our Products Depend upon License Rights from Third Parties and there can be No Assurance that we can adequately protect
        those rights............................................................   5
      We Face Intense Competition in the Computer Software and
        Hardware Field..........................................................   5
      We Face the Risk that Changes in the Technology will make Our
        Products and Services Obsolete..........................................   5
      Our Intellectual Property Rights do not Provide Complete
        Protection from Competitors.............................................   6
      We are Exposed to Product Liability Claims for which Insurance
        Coverage is Limited, Potentially Inadequate and in Some Cases
        Unavailable.............................................................   6
   Risk Factors Relating To This Offering
      Officers and Directors Control most Corporate Action......................   7
      The Book Value of Our Common Stock is Less Than the Current
        Market Price............................................................   7
      The Price of NeoMedia Common Stock has been Highly Volatile
        Due to Several Factors which will Continue to Effect the
        Price of Our Stock......................................................   7
      NeoMedia and the Price of NeoMedia Shares may be Adversely
        Effected by the Public Sale of a Significant Number of the Shares
        Eligible for Future Sale................................................   7
      An Investor's Ability to Trade Our Common Stock may be
        Limited by Trading Volume...............................................   7
      We may be Removed from the Nasdaq SmallCap Market if We
        Fail to Meet Certain Maintenance Criteria...............................   8
FORWARD LOOKING STATEMENTS......................................................   8

                                                                                 Page No.

USE OF PROCEEDS.................................................................   9
SELLING STOCKHOLDERS............................................................   9
WHERE YOU CAN FIND MORE INFORMATION.............................................  11
INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE.................................  11
PLAN OF DISTRIBUTION............................................................  12
LEGAL MATTERS...................................................................  12
EXPERTS.........................................................................  12
RECENT DEVELOPMENTS.............................................................  13
COMMISSION POSITION ON INDEMNIFICATION FOR SECURITIES
 ACT LIABILITIES................................................................  13

         You should rely only on the information to which we have referred you or provided in this Prospectus or any prospectus supplement. We have not authorized anyone else to provide you with different information. We are not making an offer of these securities in any state where the offer is not permitted. You should not assume that the information in this Prospectus or any prospectus supplement is accurate as of any date other than the date on the front of those documents.

                              ABOUT THIS PROSPECTUS

         NeoMedia Technologies, Inc. provides computer software and consulting services. The Company's principal business address is 2201 Second Street, Suite 600, Fort Myers, Florida 33901, (941) 337-3434. You can find out more about the Company by reading the Company's Form 10-KSB Annual Report which is incorporated by reference in this Prospectus. (See "Incorporation of Certain Documents by Reference"). This Prospectus is part of a Registration Statement that we filed with the Securities and Exchange Commission. You should read both this Prospectus and any prospectus supplement together with the information described under the heading "Where You Can Find More Information." You should not assume that the information in this Prospectus or any prospectus supplement is accurate as of any date other than the date on the front of those documents.

                                  RISK FACTORS

         YOU SHOULD CONSIDER CAREFULLY THE FOLLOWING RISK FACTORS, ALONG WITH THE OTHER INFORMATION CONTAINED OR INCORPORATED BY REFERENCE IN THIS PROSPECTUS, IN DECIDING WHETHER TO INVEST IN OUR SHARES. THESE FACTORS, AMONG OTHERS, MAY CAUSE ACTUAL RESULTS, EVENTS OR PERFORMANCE TO DIFFER MATERIALLY FROM THOSE EXPRESSED IN ANY FORWARD-LOOKING STATEMENTS MADE IN THIS PROSPECTUS.

Risk Factors Relating to the Company

         1. WE HAVE SUSTAINED LOSSES IN THE PAST AND WE EXPECT TO SUSTAIN LOSSES IN THE FUTURE. We incurred a loss of $11,495,000 in 1998, $5,973,000 in 1997, $3,076,000 in 1996, and $1,131,000 in 1995. Our accumulated losses from operations was approximately $22,000,000 on December 31, 1998 and we had a working capital deficit of approximately $453,000 and approximately $600,000 in unrestricted cash balances as of that date. We expect operating losses to continue as we continue to develop our software products and conduct additional research and development.

         The report of KPMG LLP covering the December 31, 1998, consolidated financial statements contains an explanatory paragraph that states that our recurring losses from operations and accumulated deficit raise substantial doubts about our ability to continue as a going concern. The consolidated financial statements do not include any adjustments that might result from the outcome of that uncertainty.

         2. WE MAY NOT BE ABLE TO OBTAIN ADDITIONAL FINANCING THAT WE WILL NEED IN THE NEXT TWELVE MONTHS. We believe that we will need to raise more money in the next twelve months to continue to finance our operations. We may not be able to obtain additional financing on acceptable terms, or at all. Any failure to raise additional financing will materially adversely affect us. We anticipated that the proceeds from the Public Offering, together with projected cash flow from operations, would be sufficient to fund operations during the twelve months following the consummation of the Public Offering. However, the proceeds from the Public Offering, together with the cash flow from operations, were sufficient to fund our operations for approximately nine months. From September, 1997, through December 18, 1997, we received netproceeds of approximately $12.9 million from the partial exercise of the warrants, both of which were used to fund operations. We have limited current commitments or arrangements with respect to, or readily available sources of, additional financing. If we are not successful in our operations, future acquisitions or expansion, your investment in NeoMedia could become worthless.

         The report of KPMG LLP covering the December 31, 1998, consolidated financial statements contains an explanatory paragraph that states that our recurring losses from operations and accumulated deficit raise substantial doubts about our ability to continue as a going concern. The consolidated financial statements do not include any adjustments that might result from the outcome of that uncertainty.

         3. WE ARE UNCERTAIN OF THE SUCCESS OF OUR INTELLEGENT DOCUMENTS SOLUTIONS PRODUCTS. We provide computer software and consulting services including assisting clients in organizing and managing printed documents and assisting clients in converting their computer software and hardware systems. We have developed new products known as Intelligent Document(TM) Solutions. There is no assurance that:

         o  the Intelligent Document Solutions will be successful;

         o our current product offerings will not be adversely affected by us focusing our attentions and resources in Intelligent Document(TM) Solutions; or

         o the Intelligent Documents Solutions products will obtain market acceptance or will ever achieve profitability.

No significant sales of the Intelligent Document Solutions products and services have occurred to date.

         4. OUR QUARTERLY RESULTS MAY FLUCTUATE DUE TO CERTAIN MARKET CONDITIONS AND COMPETITIVE FACTORS OVER WHICH WE HAVE LITTLE OR NO CONTROL. The factors listed below, some of which we cannot control, may cause our revenues and results of operations to fluctuate significantly:

         o  the extent to which our products gain market acceptance;

         o  the timing and size of customer purchases; and

         o  introductions of products by competitors.

         5. WE DEPEND ON THE RESALE OF SOFTWARE AND EQUIPMENT RESALES FOR REVENUE. We derived 72% of our revenues in 1998 from the resale of computer software and technology equipment, 79% in 1997, 83% in 1996 and 76% in 1995. A loss or a reduction of this revenue would have a materially adverse affect on us. There is no assurance that:

         o  the market for the products and services we offer will continue;

         o we will be able to continue to be successful in marketing these products due to competition and other factors;

         o we will continue to be able to obtain short-term financing for the purchase of the products that we resell; or

         o our relationship with companies whose products and services we sell will continue including relationships with Sun Microsystems Computer Company, IBM Corporation and Xerox Corporation.

         6. WE DEPEND ON SALES TO ONE MAJOR CUSTOMER. We derived 24% of our revenues in 1998 from sales to one customer, Ameritech, Inc., 39% in 1997, 38% in 1996 and 49% in 1995. The loss of these sales to this one customer would have a materially adverse affect on us. We purchased the equipment and software sold to this one customer from one single supplier. The loss of this supplier would also have a material adverse affect on us.

         7. WE MAY NOT BE ABLE TO RETAIN OUR KEY EXECUTIVES, SALES PERSONNEL AND RESEARCH AND DEVELOPMENT PERSONNEL. As a relatively new company, our success depends on the services of key employees in administration, sales, and research and development. The loss of the services of one or more of such employees could have a material adverse affect on us. We compete with many other companies in the computer software and hardware market for qualified professional, technical, and managerial personnel.

         8. SOME OF OUR PRODUCTS DEPEND UPON LICENSE RIGHTS FROM THIRD PARTIES AND THERE CAN BE NO ASSURANCE THAT THE RIGHTS WE HAVE UNDER THESE LICENSING AGREEMENTS ARE SUFFICIENT OR THAT WE CAN ADEQUATELY PROTECT THOSE RIGHTS. Loss of, or interference with these rights could have a material adverse affect.

         9. WE FACE INTENSE COMPETITION IN THE COMPUTER SOFTWARE AND HARDWARE FIELD. The markets in which we compete are highly competitive and rapidly changing. A number of companies offer products and services similar to those offered by us, and target the same customers as us. Many of these companies have substantially greater financial, marketing and technical resources and have greater channels of distribution for their products and services. We anticipate that competition within these markets will increase.

         10. WE FACE THE RISK THAT CHANGES IN TECHNOLOGY WILL MAKE OUR PRODUCTS AND SERVICES OBSOLETE. The products and services we sell are subject to rapid technological change, frequent new product and service introductions, evolving industry standards and changes in customer demands. There can be no assurance that:

         o we will be successful in developing and marketing new product enhancements, and new products or services that respond to technological change or evolving industry standards;

         o we will not experience difficulties that could delay or prevent the success or development, introduction and marketing of these products, enhancements and services; or

         o any new product, product enhancement and services we may introduce will achieve market acceptance.

Our failure to develop and introduce new products, product enhancements or services, or to gain customer acceptance of such products, product enhancements or services in a timely fashion could materially adversely affect us.

         11. OUR INTELLECTUAL PROPERTY RIGHTS DO NOT PROVIDE COMPLETE PROTECTION FROM COMPETITORS. We presently have intellectual property applications pending with respect to certain proprietary technology. We have received some notices of allowance of claims on a patent filing covering related to Intelligent Documents(TM); however, no assurances can be given that any patent for such technology will be granted. There is also no assurance that:

         o there are no patents or patents pending by competitors for technology similar to ours;

         o competitors will not independently develop or patent technologies that are substantially equivalent or superior to our technologies;

         o third parties will not assert infringement claims against us or against products and technologies which we license, or have the rights to use, from third parties.

Any such claims, if proved, could materially adversely affect us.

         12. WE ARE EXPOSED TO PRODUCT LIABILITY CLAIMS FOR WHICH INSURANCE COVERAGE IS LIMITED, POTENTIALLY INADEQUATE AND IN SOME CASES UNAVAILABLE. Many of our engagements involve projects that are critical to the operations of our clients' businesses. Any failure in a client's information system could result in a claim for substantial damages against us, regardless of our responsibility for such failure. We could, therefore, be subject to claims in connection with the products and services that we sell. We currently maintain some product liability and errors and omissions insurance. There can be no assurance that:

         o we have adequately, or at all, contractually limited our liability for such claims;

         o we would have sufficient resources to satisfy any liability resulting from any such claim;

         o our coverage, if available, will be adequate in term and scope to protect us against material adverse effects in the event of a successful claim; or

         o  our insurer will not disclaim coverage as to any future claim.

The successful assertion of one or more large claims against us that exceed available insurance coverage could adversely affect us.

Risk Factors Relating to this Offering

         1. OFFICERS AND DIRECTORS CONTROL MOST CORPORATE ACTION. NeoMedia's principal stockholders, acting together, may be able to control or exercise significant influence over all matters requiring stockholder approval, including the election of directors and the approval of significant corporate actions. Other shareholders have little or no control or influence over such matters.

         2. THE BOOK VALUE OF OUR COMMON STOCK IS LESS THAN THE CURRENT MARKET PRICE. Based on our Stockholders' Equity as of December 31, 1998, and the trading price of our common stock as of the date of this Prospectus, an investor will experience immediate and substantial dilution between the book value per share of their common stock, and the purchase price of the shares.

         3. THE PRICE OF NEOMEDIA COMMON STOCK HAS BEEN HIGHLY VOLATILE DUE TO SEVERAL FACTORS WHICH WILL CONTINUE TO EFFECT THE PRICE OF OUR STOCK. Our common stock has traded as low as $1.531 and as high as $5.125 between mid-October, 1998, and mid-April, 1999. Some of the factors leading to this volatility include:

         o price and volume fluctuating in the stock market at large which do not relate to our operating performance;

         o  fluctuations in our operating results;

         o  announcement of purchases or licenses of new technology;

         o  announcements of financing received by us;

         o  developments with respect to patents or proprietary rights;

         o changes in stock market analysts' recommendations regarding NeoMedia and other companies in the computer software and hardware industry generally; and

         o  fluctuations in market demand for and supply of our products.

         4. NEOMEDIA AND THE PRICE OF NEOMEDIA SHARES MAY BE ADVERSELY EFFECTED BY THE PUBLIC SALE OF A SIGNIFICANT NUMBER OF THE SHARES ELIGIBLE FOR FUTURE SALE. We have granted a large number of warrants-rights to buy our common stock. The majority of our common stock is freely tradeable. Sales of common stock in the public market including shares issued on exercise of warrants, could materially adversely affect the market price of our shares. Such sales also may inhibit our ability to obtain future equity or equity-related financing on acceptable terms.

         5. AN INVESTORS' ABILITY TO TRADE OUR COMMON STOCK MAY BE LIMITED BY TRADING VOLUME. The trading volume in our common stock has been relatively limited. A consistently active trading market for our shares may not develop.

         6. WE MAY BE REMOVED FROM THE NASDAQ SMALLCAP MARKET IF WE FAIL TO MEET CERTAIN MAINTENANCE CRITERIA. The Nasdaq Stock Market has net capital surplus and stock price maintenance criterion for trading on the Nasdaq SmallCap Market. We currently meet the requirements but our ability to continue to do so will depend on whether we are able to maintain net tangible assets of at least $2,000,000 and maintain a minimum stock price of $1.00. The public trading volume of our common stock and the ability of our stockholders to sell their shares could be significantly impaired if we fail to meet the maintenance criteria and are removed from the Nasdaq SmallCap Market. In that case, our common stock would trade on either the OTC bulletin board, a regional exchange or in the pink sheets, which would likely result in an even more limited trading volume.

         FOR ALL OF THE AFORESAID REASONS, AND OTHERS WHICH MAY NOT BE SET FORTH HEREIN, THESE SECURITIES INVOLVE A HIGH DEGREE OF RISK. ANY PERSON CONSIDERING AN INVESTMENT IN THE SECURITIES OFFERED HEREBY SHOULD BE AWARE OF THESE AND OTHER FACTORS SET FORTH IN THIS PROSPECTUS. THE SECURITIES SHOULD BE PURCHASED ONLY BY PERSONS WHO CAN AFFORD A TOTAL LOSS OF THEIR ENTIRE INVESTMENT AND HAVE NO IMMEDIATE NEED FOR A RETURN OF THEIR INVESTMENT.

                           FORWARD LOOKING STATEMENTS

         Statements made in this Prospectus or in the documents incorporated by reference herein that are not statements of historical fact are forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, and
Section 21E of the Securities Exchange Act of 1934. A number of risks and uncertainties, including those discussed under the caption "Risk Factors" above and the documents incorporated by reference herein could affect such forward-looking statements and could cause actual results to differ materially from the statements made. These factors include our ability to:

        o obtain additional financing on terms acceptable to us, if at all, to allow us to continue operations as currently proposed;

        o develop, market and sell products and services for the Intelligent DocumentTM, Year 2000 and other markets;

        o   successfully integrate acquired products, services and businesses;

        o adjust to changes in technology, customer preferences, enhanced competition and new competitors in the Intelligent DocumentTM, Year 2000 and other software markets;

        o protect our proprietary software rights from infringement or misappropriation;

        o maintain or enhance our relationships with business partners and vendors; and

        o   attract and retain key employees.

                                 USE OF PROCEEDS

         We will not receive any of the proceeds from the sale of shares by the selling stockholders. We will receive the exercise price of warrants held by selling stockholders if and when such warrants are exercised. The proceeds from such warrant exercises will be used for general corporate purposes.

                              SELLING STOCKHOLDERS

         The following tables sets forth the names of the selling stockholders, the number of shares of common stock owned beneficially by the selling stockholders as of April 27, 1999 and the number of shares that may be offered pursuant to this Prospectus. The shares are being registered to permit public secondary trading of the shares, and the selling stockholders may offer the shares for resale from time to time. The percentages of ownership set forth in the table are based on 8,824,800 shares of common stock outstanding as of April 27, 1999.

                                      COMMON STOCK                           COMMON STOCK BENEFICIALLY
                                   BENEFICIALLY OWNED       COMMON STOCK     OWNED AFTER OFFERING(1)(2)
         NAME OF SELLING                PRIOR TO          COVERED BY THIS    ---------------------------
           STOCKHOLDER                 OFFERING(1)           PROSPECTUS        NUMBER    PERCENT OF LOSS
         ---------------           ------------------     ---------------    ---------   ---------------
William E. and Edna Fritz              1,812,438 (3)          125,229        1,687,209        19.12

David Swain                               15,000               15,000                0            *

Dan Amerson                               15,000               15,000                0            *

A.T. Cross Company                       533,334 (4)          533,334                0            *

Michael A. and Jean H. Regan             225,000 (5)          225,000                0            *

Tranzact Services, Ltd.                  187,500 (6)          187,500                0            *

BT Alex Brown Incorporated                50,000 (7)           50,000                0            *

Prime Asset Management                   420,275 (8)          420,275                0            *

National Securities Corporation           10,000               10,000                0            *

Martin Lechner                            10,000               10,000                0            *

Stefan Rind                               10,000               10,000                0            *

1999 Prime Investors                     924,275 (9)          924,725                0            *

Thornhill Capital                        335,000(10)          200,000          135,000          1.5

Christian Rohl                            10,000(11)           10,000                0            *

                                      COMMON STOCK                           COMMON STOCK BENEFICIALLY
                                   BENEFICIALLY OWNED       COMMON STOCK     OWNED AFTER OFFERING(1)(2)
         NAME OF SELLING                PRIOR TO          COVERED BY THIS    ---------------------------
           STOCKHOLDER                 OFFERING(1)           PROSPECTUS        NUMBER    PERCENT OF LOSS
         ---------------           ------------------     ---------------    ---------   ---------------
Gekko Investment Holdings S.A             60,000(12)           60,000                0            *

Andreas Perschk                           20,000(13)           20,000                0            *

Floxus GmbH                               20,000(14)           20,000                0            *

------------------
(1) Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission, and includes generally voting power and/or investment power with respect to securities. Options to purchase shares of common stock currently exercisable or exercisable within sixty
     (60) days of April 27, 1999 are deemed outstanding for computing the beneficial ownership percentage of the person holding such options but are not deemed outstanding for computing the beneficial ownership percentage of any other person. Except as indicated by footnote, to the knowledge of NeoMedia, the persons named in the table above have the sole voting and investment power with respect to all shares of common stock shown as beneficially owned by them.

(2) Assumes all shares eligible for sale by selling stockholder under this Prospectus is sold.

(3) William E. Fritz, Secretary of NeoMedia, and his wife, Edna Fritz, are the owners of 125,229 shares of common stock which are being registered under this Prospectus. Mr. and Mrs. Fritz are also the general partners of the Fritz Family Limited Partnership and therefore each are deemed to be the beneficial owner of the 1,511,742 shares held in the Fritz Family Partnership. As Trustee of each of the Chandler R. Fritz 1994 Trust, Charles W. Fritz 1994 Trust and Debra F. Schiafone 1994 Trust, William E. Fritz is deemed to be the beneficial owner of the shares of NeoMedia held in each trust. Accordingly, in addition to shares held by Mr. Fritz and his wife, Mr. William E. Fritz is deemed to be the beneficial owner of an aggregate of 1,687,209 shares (175,467 of which as a result of being trustee of the Chandler T. Fritz 1994 Trust, Charles W. Fritz 1994 Trust and Debra F. Schiafone 1994 Trust, and 1,511,742 shares as a result of being co-general partner of the Fritz Family Partnership). Mr. William E. Fritz may be deemed to be a parent and promoter of NeoMedia, as those terms are defined in the Securities Act.

(4) Includes (i) 200,000 shares of common stock to be issued upon exercise of warrants held by A.T. Cross; (ii) 250,000 shares of common stock to be issued upon conversion of convertible promissory note issued to A.T. Cross; and (iii) 83,334 shares of common stock subject to issuance to A.T. Cross if certain stock price levels are not met by NeoMedia.

(5) Includes (i) 37,500 shares of common stock to be issued upon exercise of warrants held by Michael and Jean Regan and (ii) 187,500 shares of common stock securing a promissory note issued to the Regans.

(6) Represents 187,500 shares of common stock securing a promissory note issued to Tranzact Services, Ltd.

(7) Represents 50,000 shares of common stock to be issued upon exercise of warrants held by BT Alex Brown.

(8) Includes 207,275 shares of common stock to be issued upon exercise of warrants held by Prime Asset Management.

(9) Includes 137,725 shares of common stock to be issued upon exercise of warrants held by these investors.

(10) Includes (i) 200,000 shares of common stock to be issued upon exercise of warrants held by Thornhill Capital covered by this Prospectus, and (ii) 135,000 shares of common stock to be issued upon exercise of warrants.

(11) Includes 10,000 shares of common stock to be issued upon exercise of warrants held by Mr. Rohl.

(12) Includes 60,000 shares of common stock to be issued upon exercise of warrants held by Gekko Investments.

(13) Includes 20,000 shares of common stock to be issued upon exercise of warrants held by Mr. Perschk.

(14) Includes 20,000 shares of common stock to be issued upon exercise of warrants held by Floxus GmbH.

                       WHERE YOU CAN FIND MORE INFORMATION

         We file annual, quarterly, and current reports, proxy statements, and other documents with the Securities and Exchange Commission. You may read and copy any document we file at the SEC's public reference room at Judiciary Plaza Building, 450 Fifth Street, NW, Room 1024, Washington, D.C. 20549. You should call 1-800-SEC-0330 for more information on the public reference room. The SEC maintains an internet site at http://www.sec.gov where certain information regarding issuers (including NeoMedia) may be found. Our web site is http://www.neom.com.

         This Prospectus is part of a registration statement that we filed with the SEC (Registration No. 333-_____). The registration statement contains more information than this Prospectus regarding NeoMedia and its common stock, including certain exhibits and schedules. You can get a copy of the registration statement from the SEC at the address listed above or from its internet site.

                 INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

         The SEC allows us to "incorporate" into this Prospectus information we file with the SEC in other documents. This means that we can disclose important information to you by referring to other documents that contain that information. The information may include documents filed after the date of this Prospectus which update and supersede the information you read in this Prospectus. We incorporate by reference documents listed below, except to the extent information in those documents is different from the information contained in this Prospectus, and all future documents filed with the SEC like Form 10-QSB Quarterly Reports and Form 10-KSB Annual Reports until we terminate the offering of these shares.

             SEC FILING
         (FILE NO. 0-21743)                               PERIOD/FILING DATE
         ------------------                               ------------------

Annual Report on Form 10-KSB ....................   Year ended December 31, 1998

Description of common stock contained
in Registration Statements on Form 8-A...........   November 18, 1996

         You may request a copy of these documents, at no cost, by writing to or calling:

                  NeoMedia Technologies, Inc.
                  2201 Second Street, Suite 600
                  Fort Myers, Florida  33901-3083
                  (941) 337-3434

                              PLAN OF DISTRIBUTION

         The selling stockholders may offer their shares at various times in one or more transactions on the Nasdaq SmallCap Market or any other exchange on which the shares may be listed or in private transactions.

         The shares of common stock are being registered in order to allow the selling stockholders to sell these shares. No underwriter or broker/dealer has been engaged by us to assist in the sale of the shares and there is no obligation that the selling stockholders sell all or any part of the shares covered by this Prospectus. The selling stockholders may sell their shares at market prices prevailing at the time of sale, at prices related to such prevailing market prices, at negotiated prices or at fixed prices.

         The selling stockholders will pay all commissions, transfer taxes, and other expenses associated with the sale of securities by them. The shares are being registered pursuant to contractual obligations of NeoMedia, and we have paid the expenses of the preparation of this Prospectus.

                                  LEGAL MATTERS

         Merrick & Klimek, P.C. of Chicago, Illinois, our counsel in connection with the offering, has issued an opinion about the validity of the securities being offered.

                                     EXPERTS

         The consolidated financial statements of NeoMedia and subsidiaries as of December 31, 1998 and 1997, and for the years then ended, have been incorporated by reference herein and in the registration statement in reliance upon the report KPMG LLP, independent certified public accountants, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.

         The report of KPMG LLP covering the December 31, 1998, consolidated financial statements contains an explanatory paragraph that states that the Company's recurring losses from operations and accumulated deficit raise substantial doubts about the entity's ability to continue as a going concern. The consolidated financial statements do not include any adjustments that might result from the outcome of that uncertainty.

                               RECENT DEVELOPMENTS

         Since December 31, 1998, we have raised over $4,000,000, through the sale of our common stock and warrants to purchase our shares and $1,000,000 through the issuance of convertible debt in private transactions.

                     COMMISSION POSITION ON INDEMNIFICATION
                         FOR SECURITIES ACT LIABILITIES

         As permitted by the Delaware General Corporation Law ("DGCL"), we have included in our Certificate of Incorporation a provision to eliminate the personal liability of our directors for monetary damages for breach or alleged breach of their fiduciary duties as directors, except for liability (i) for any breach of the director's duty of loyalty to NeoMedia or its stockholders, (ii) for acts or omissions not in good faith or which involved intentional misconduct or a knowing violation of law, (iii) in respect of certain unlawful dividend payments or stock redemptions or repurchases, as provided in Section 174 of the DGCL, or (iv) for any transaction from which the director derived an improper personal benefit. The effect of this provision is to eliminate the rights of NeoMedia and its stockholders (through stockholders' derivative suits on behalf of NeoMedia) to recover monetary damages against a director for breach of the fiduciary duty of care as a director except in the situations described in (i) through (iv) above. This provision does not limit nor eliminate the rights of NeoMedia or any stockholder to seek non-monetary relief such as an injunction or rescission in the event of a breach of a director's duty of care. These provisions will not alter the liability of directors under federal securities laws.

         The Certificate of Incorporation and the by-laws of NeoMedia provide that we are required and permitted to indemnify our officers and directors, employees and agents under certain circumstances. In addition, if permitted by law, we are required to advance expenses to our officers and directors as incurred in connection with proceedings against them in their capacity as a director or officer for which they may be indemnified upon receipt of an undertaking by or on behalf of such director or officer to repay such amount if it shall ultimately be determined that such person is not entitled to indemnification. At present, we are not aware of any pending or threatened litigation or proceeding involving a director, officer, employee or agent of NeoMedia in which indemnification would be required or permitted.

         Insofar as indemnification of liabilities arising under the Securities Act of 1933 (the "Act") may be permitted to directors, officers and controlling persons of the small business issuer pursuant to the foregoing provisions, or otherwise, the small business issuer has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable.

                                     PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 14. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTIONS.

         The following table sets forth the various expenses in connection with the sale and distribution of the securities being registered. All of the amounts shown are estimates except the Securities and Exchange Commission registration fee.

Securities and Exchange Commission

Registration Fee..........................................   $ 3,720.38
Legal fees and expenses...................................   $10,000.00
Accounting fees and expenses..............................   $ 2,000.00
Miscellaneous     ........................................   $ 5,000.00

Total             ........................................   $20,720.38

ITEM 15. INDEMNIFICATION OF DIRECTORS AND OFFICERS.

         As permitted by the Delaware General Corporation Law ("DGCL"), we have included in our Certificate of Incorporation a provision to eliminate the personal liability of its directors for monetary damages for breach or alleged breach of their fiduciary duties as directors, except for liability (i) for any breach of the director's duty of loyalty to the Company or its stockholders,
(ii) for acts or omissions not in good faith or which involved intentional misconduct or a knowing violation of law, (iii) in respect of certain unlawful dividend payments or stock redemptions or repurchases, as provided in Section 174 of the DGCL, or (iv) for any transaction from which the director derived an improper personal benefit. The effect of this provision is to eliminate the rights of NeoMedia and its stockholders (through stockholders' derivative suits on behalf of NeoMedia) to recover monetary damages against a director for breach of the fiduciary duty of care as a director except in the situations described in (i) through (iv) above. This provision does not limit nor eliminate the rights of NeoMedia or any stockholder to seek non-monetary relief such as an injunction or rescission in the event of a breach of a director's duty of care. These provisions will not alter the liability of directors under federal securities laws.

         The Certificate of Incorporation and the by-laws of NeoMedia provide that we are required and permitted to indemnify our officers and directors, employees and agents under certain circumstances. In addition, if permitted by law, we are required to advance expenses to our officers and directors as incurred in connection with proceedings against them in their capacity as a director or officer for which they may be indemnified upon receipt of an undertaking by or on behalf of such director or officer to repay such amount if it shall ultimately be determined that such person is not entitled to indemnification. At present, we are not aware of any pending or threatened litigation or proceeding involving a director, officer, employee or agent of NeoMedia in which indemnification would be required or permitted.

         Insofar as indemnification of liabilities arising under the Securities Act of 1933 (the "Act") may be permitted to directors, officers and controlling persons of the small business issuer pursuant to the foregoing provisions, or otherwise, the small business issuer has been advised that in the opinion of the

Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable.

ITEM 16. EXHIBITS.

EXHIBIT    DESCRIPTION
-------    -----------

 5.1       Opinion of Merrick & Klimek, P.C.
23.1       Consent of Merrick & Klimek, P.C. (contained in Exhibit 5.1)
23.2       Consent of KPMG LLP, Independent Auditors (to be filed by amendment)

ITEM 17. UNDERTAKINGS.

         A.   The undersigned registrant hereby undertakes:

              (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement;

                   (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

                   (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statements (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement;

                   (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

         PROVIDED, HOWEVER, that paragraphs (A)(1)(i) and (A)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the registrant pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

                  (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial BONA FIDE offering thereof.

                  (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

         B. The undersigned registrant hereby undertakes that, for purposes of determining liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in the registration statement shall be deemed a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial BONA FIDE offering thereof.

         C. Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

         Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Registration Statement on Form S-3 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Fort Myers, State of Florida.

                            NEOMEDIA TECHNOLOGIES, INC.

                            By: /s/ CHARLES W. FRITZ
                                -----------------------
                                    Charles W. Fritz
                            President, Chief Executive Officer and
                            Chairman of the Board

         Pursuant to the requirements of the Securities Act of 1933, this Form S-3 has been signed below by the following persons in the capacities and on the dates indicated:

SIGNATURES                       TITLE                                   DATE
----------                       -----                                   ----

/s/ CHARLES W. FRITZ             President, Chief Executive Officer,
-------------------------        Chairman of the Board and Director
Charles W. Fritz                                                         5/3/99

/s/ WILLIAM E. FRITZ             Secretary and Director                  5/3/99
-------------------------
William E. Fritz

/s/ CHARLES T. JENSEN            Chief Financial Officer,
-------------------------        Treasurer and Director
Charles T. Jensen                                                        5/3/99

/s/ ROBERT T. DURST, JR.         Director                                5/3/99
-------------------------
Robert T. Durst, Jr.

/s/ A. HAYES BARCLAY             Director                                5/3/99
-------------------------
A. Hayes Barclay

/s/ JAMES J. KEIL                Director                                5/3/99
-------------------------
James J. Keil

/s/ PAUL REECE                   Director                                5/3/99
-------------------------
Paul Reece

/s/ JOHN A. LOPIANO              Director                                5/3/99
-------------------------
John A. Lopiano